                                                                   EXHIBIT 10.17




                          PURCHASE AND SALE AGREEMENT





                           TRANSTEXAS GAS CORPORATION
                      TRANSTEXAS TRANSMISSION CORPORATION


                                      AND

                        THE HOUSTON EXPLORATION COMPANY





                              DATED JUNE 21, 1996

                                                        TABLE OF CONTENTS
                                                                                                                      PAGE
                                                                                                                      ----
                                                            ARTICLE I
                                              SALE AND PURCHASE OF INTERESTS . . . . . . . . . . . . . . . . . . . . .  2

   1.01  Agreement to Sell; Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   1.02  Adjustments to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   1.03  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   1.04  Assumed Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   1.05  Retained Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
   1.06  Indemnification and Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

                                                        ARTICLE II

                                         REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . .   7

   2.01  Organization and Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.02  Authority and Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.03  Due Execution and Binding Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.04  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.05  No Default and Compliance with Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   2.06  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   2.07  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   2.08  Contracts, Agreements, Plans and Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   2.09  Status and Operation of Oil and Gas Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   2.10  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   2.11  Judgment Liens and Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   2.12  Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.13  Imbalances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.14  Plugging   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.15  Consents and Preferential Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.16  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.17  Bills  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   2.18  Material Adverse Event   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                       ARTICLE III

                                         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .  11

   3.01  Organization and Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   3.02  Authority and Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   3.03  Due Execution and Binding Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

   3.04  No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.05  BUYER'S ACKNOWLEDGMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.06  Funds Available  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   3.07  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   3.08  Knowledgeable Investor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                        ARTICLE IV

                                           ADDITIONAL AGREEMENTS AND COVENANTS  . . . . . . . . . . . . . . . . . . .  13

   4.01  Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            (a)     Operation of Oil and Gas Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            (b)     Certain Covenants with Respect to the Interests   . . . . . . . . . . . . . . . . . . . . . . . .  14
            (c)     Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
            (d)     Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (e)     No Negotiations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (f)     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (g)     Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   4.02  Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (a)     Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (b)     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (c)     Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (d)     INDEMNIFICATION AS TO INSPECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            (e)     Use of Seller's Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE V

                                                      TITLE MATTERS   . . . . . . . . . . . . . . . . . . . . . . . .  16

   5.01  Access, Data and Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   5.02  Marketable Title   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   5.03  Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   5.04  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   5.05  Right of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   5.06  Disputes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   5.07  Preferential Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   5.08  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   5.09  Post Closing Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                        ARTICLE VI

                                                  CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . .  20

   6.01  Conditions to the Obligations of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

            (a)     Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            (b)     Officers' Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            (c)     Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
            (d)     No Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            (e)     Delivery of Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

   6.02  Conditions to the Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            (a)     Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (b)     Officer's Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (c)     Legal Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (d)     No Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            (e)     Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   6.03  Failure to Close   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


                                                       ARTICLE VII

                                                       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  23

   7.01  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   7.02  Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   7.03  Closing Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            (a)     Change of Operatorship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            (b)     Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            (c)     Delivery of Possession  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   7.04  Post Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   7.05  Gas Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                       ARTICLE VIII

                                                       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  25

   8.01  Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                                        ARTICLE IX

                                          EXTENT AND SURVIVAL OF REPRESENTATIONS
                                             AND WARRANTIES: INDEMNIFICATIONS . . . . . . . . . . . . . . . . . . . .  25

   9.01  SCOPE OF REPRESENTATIONS OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   9.02  INDEMNIFICATION OF BUYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   9.03  INDEMNIFICATION OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   9.04  Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

   9.05  Compliance with Express Negligence Test  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   9.06  Limitations of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE X

                                              CASUALTY LOSS AND CONDEMNATION  . . . . . . . . . . . . . . . . . . . .  27

   10.01    Casualty Loss:  Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE XI

                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  28

   11.01  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.02  Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (a)     Exclusive Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (b)     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (c)     Choice of Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (d)     Choice of Forum   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            (e)     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (f)     Use of Terms "Include" or "Knowledge"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (g)     Assignments and No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (h)     Appendix, Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (i)     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (j)     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (k)     Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            (l)     No Recordation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            (m)     Filing and Recording of Assignments, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            (n)     Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            (o)     Preservation of Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            (p)     Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            (q)     Subsequent Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   11.03  Brokers' Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   11.04  Waiver of the Deceptive Trade Practices - Consumer Protection Act   . . . . . . . . . . . . . . . . . . . .  31
   11.05  Release of Judgment Lien(s)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                              LIST OF ATTACHMENTS


Appendix A          Definitions

Exhibits
- --------

   A-Part I         Leases
   A-Part II        Wells
   A-Part III       Pipeline Assets
   A-Part IV        Allocated Value
   B                Plat
   C-1              Form of Conveyance, Bill of Sale and Assignment
   C-2              Form of Mineral Deed
   D                Form of Escrow Agreement
   E                Form of Exchange Agreement
   F                Form of Arbitration Agreement



Schedules
- ---------

   1.04             Assumed Agreements
   2.04             Contracts
   2.06             Environmental Matters
   2.08             List of Certain Contracts
   2.10             Pending Litigation
   2.13             Imbalances
   2.15             Consents
   2.16             Liens
   4.01             Operations

                          PURCHASE AND SALE AGREEMENT



            THIS PURCHASE AND SALE AGREEMENT is made and entered into on this the 21th day of June, 1996, but effective as of May 1, 1996 by and between TransTexas Gas Corporation, a Delaware corporation ("TransTexas") whose address is 1300 East North Belt, Suite 310, Houston, Texas 77032-2949, and TransTexas Transmission Corporation, a Delaware corporation ("Transmission"), whose address is 1300 East North Belt, Suite 310, Houston, Texas 77032-2949 (TransTexas and Transmission collectively referred to as "Seller") and The Houston Exploration Company, a Delaware corporation ("Buyer") whose address is 1331 Lamar, Suite 1065, Houston, Texas 77010, with Seller and Buyer being sometimes collectively referred to hereafter as the "Parties" or sometimes individually referred to as a "Party".

     A. Seller owns interests in and to the oil and gas leases and the oil, gas and mineral leases listed on Exhibit "A-Part I" attached hereto (the "Leases"), together with

            1. Seller's interest in the wells located on the Leases described on Exhibit "A-Part II", attached hereto (the "Wells");

            2.      Seller's interest in any mineral fees in the Land;

            3. Seller's interest in easements, permits, licenses, surface and subsurface leases, rights-of-way, servitudes and other surface and subsurface rights to the extent assignable, and to the extent now being solely used in connection with the Leases;

            4. Seller's interest in materials, equipment and facilities in and on the Land and used solely in connection with the use or operation of the Leases or Gathering System or both;

            5. Seller's interest in easements, permits, licenses, surface and subsurface leases, rights of way, servitudes and other surface and subsurface rights to the extent assignable, and to the extent now being used in connection with Transmission's operation of certain of its pipeline assets described on Exhibit "A-Part III, attached hereto.

            6. Seller's interest in the facilities and all pipelines, including but not limited to all flowlines, gathering pipelines, and transporting pipelines, located on or used in connection with the marketing of production from the Leases (all such flowlines, gathering pipelines, and transporting pipelines being located approximately where depicted on the plat attached hereto as Exhibit "B" (the "Gathering System").

            7. Seller's interest in contracts including division orders, unit agreements, operating agreements, and other contracts and agreements to the extent, arising out of, connected with, or attributable to operation of the Leases;

            8. Seller's files and records arising out of, connected with, or attributable solely to the Leases and the Gathering System;

            9. Seller's interest in Hydrocarbons produced from the Leases on and after the Effective Date; and

            10. a copy of the "Company Abstract" and the indices relating thereto,

all of the foregoing, except the Excluded Assets described in Section 1.03, herein called the "Interests."

     B. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Interests effective as of May 1, 1996 at 7:00 A.M., local time (the "Effective Date").

     C. All capitalized terms shall have the meanings set forth in the body of this instrument or set forth on Appendix A, attached hereto.

            IN CONSIDERATION OF the covenants, obligations and agreements of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, for themselves and their respective successors and assigns, covenant and agree as follows:

                                   ARTICLE I

                         SALE AND PURCHASE OF INTERESTS

     1.01 Agreement to Sell; Purchase Price. Subject to the terms and conditions of this Agreement, Seller shall sell and convey, and Buyer shall purchase and accept, the Interests for a total consideration Sixty Two Million Two Hundred Five Thousand Dollars ($62,205,000) (the "Purchase Price") payable in cash at Closing. For such consideration, Seller shall further sell and convey the option to Buyer to purchase those certain Production Payment Interests described in Article XI hereof.

     1.02   Adjustments to Purchase Price.

            (a) In addition to any adjustments pursuant to any other Article hereof, the Purchase Price will be adjusted as follows:

                    (i) The Purchase Price will be adjusted upward by the following:

                            (A)     An amount equal to the value of all
                    Hydrocarbons in storage above the pipeline connection at the Effective Date attributable to the Interests, which amount the Parties agree is $1,000; and

                            (B) The amount of all expenses relating to the Interests incurred by Seller and attributable to the period after the Effective Date, including all reasonable, ordinary and customary (1) operating expenditures, (2) capital expenditures, (3) prepaid expenses paid by Seller and attributable to the period after the Effective Date (other than delay rentals due prior to the Effective Date), and (4) other expenses under applicable operating agreements, participation, exploration and development agreements and other similar types of agreements which cover or relate to any of the Interests between Seller and any unaffiliated third party (to the extent not reimbursed by other parties and to the extent not related solely to the negotiations and consummation of this Agreement);

                    (ii) The Purchase Price will be adjusted downward by the following:

                            (A) The amount of the proceeds received by Seller (net of sales and severance taxes and Production Burdens) that are attributable to the production of Hydrocarbons from the Interests for the period of time subsequent to the Effective Date; and

                            (B) An amount equal to Seller's share of ad valorem and similar taxes payable with respect to the Interests for 1996, prorated as of the Effective Date using the actual 1995 tax assessment if the 1996 assessment is not available as of the date of final determination of Purchase Price adjustments.

            (b) At least five days prior to the Closing Date, Seller will estimate the Purchase Price Adjustment Amount and deliver to Buyer a preliminary schedule setting forth in reasonable detail the calculation. The Purchase Price will be adjusted at Closing as set forth in such preliminary schedule.

            (c) As soon as reasonably practicable, and in any event within 90 days following the Closing Date, Seller will deliver to Buyer the Purchase Price Adjustment Schedule setting forth the final adjustments to the Purchase Price. Within 30 days after delivery of the Purchase Price Adjustment Schedule, Buyer will notify Seller whether Buyer agrees or disagrees with the determination of the final Purchase Price Adjustment Amount set forth in the Purchase Price Adjustment Schedule. If Buyer disagrees with such determination, representatives of Seller and Buyer will meet within 20 days after Seller's delivery of the Purchase Price Adjustment Schedule and endeavor to resolve their differences regarding the determination of the Purchase Price Adjustment Amount. If the representatives of Seller and

Buyer are unable to agree upon such determination of the final Purchase Price Adjustment Amount within 60 days after Seller's delivery of the Purchase Price Adjustment Schedule, Seller will select a nationally recognized independent accounting firm from a list of three such firms provided by Buyer (none of which will be the independent accounting firm regularly used by Buyer), which firm will audit the Purchase Price Adjustment Schedule and determine the final Purchase Price Adjustment Amount. The decision of such independent accounting firm will be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm will be borne one-half by Seller and one-half by Buyer.

            (d) If the final Purchase Price Adjustment Amount as finally determined pursuant to Section 1.02(c) is a smaller upward adjustment or a larger downward adjustment than that estimated pursuant to Section 1.02(b), Seller will pay to Buyer the amount of such excess. If the final Purchase Price Adjustment Amount as finally determined pursuant to Section 1.02(c) is a larger upward adjustment or a smaller downward adjustment than that estimated pursuant to Section 1.02(b), Buyer will pay to Seller the amount of such deficiency. Any such payments contemplated by this Section 1.02(d) will be made by wire transfer in immediately available funds to an account or accounts as may be designated in writing by the recipient on or before the fifth business day following the final determination of the applicable amount.

     1.03   Excluded Assets.

            Certain assets which might otherwise be considered as attaching to the Interests herein conveyed shall be excluded from the provisions of this Agreement and shall be called "Excluded Assets". Such Excluded Assets shall include (i) all trade credits and all accounts and general intangibles (as defined in the Texas Uniform Commercial Code) attributable to the Interests with respect to any period of time prior to the Effective Date; (ii) all claims or causes of action of the Seller (A) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date,
(B) arising under or with respect to any contract affecting the Interests that are attributable to periods of time prior to the Effective Date (including but not limited to claims for adjustments or refunds), or (C) with respect to any of the Excluded Assets; (iii) all rights and interests of the Seller (A) under any policy of insurance or indemnity, (B) under any bond, or (C) to any insurance or condemnation proceeds or awards arising in each case, from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Date; (iv) all substances produced and sold that are attributable to the Interests with respect to all periods prior to the Effective Date together with all proceeds from or of such substances; (v) all claims of the Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Date, (B) income or franchise taxes, or (C) any taxes attributable to the Excluded Assets; (vi) all amounts due and payable Seller as adjustments to insurance premiums related to the Interests with respect to any period prior to the Effective Date; (vii) all proceeds, income and revenues, including but not limited to, any security deposit or other deposits made, attributable to (A) the Interests for any period prior to the Effective Date, or (B) any Excluded Assets; (viii) all radio and communications equipment; (ix) all documents and instruments of the Seller that may be protected by the attorney-client privilege; (x) all data that cannot be disclosed or assigned to the Buyer as a result of confidentiality arrangements or licenses under agreements with persons not affiliated with the Seller; (xi) all audit rights arising under any agreement or contract or otherwise with respect to any time period prior to the Effective Date or to any or the Excluded Assets; (xii) all notes, memorandums, agreements or reports of any consultant or other professional employed by the Seller in connection with the sale of the Interests; (xiii) all agreements, communications and correspondence between Seller and First Union Corporation of North Carolina (the "Advisor") and their respective employees, representatives or agents relating to the transactions contemplated by this Agreement; (xiv) all lists of prospective purchasers for such transactions compiled by either the Seller or the Advisor;
(xv) all bids submitted by any respective purchasers of the Interests; (xvi) all analyses by Seller or the Advisor of any bids submitted by any prospective purchaser; (xvii) all correspondence or communications between the Seller or the Advisor and their respective employees, representatives or agents, and any prospective purchaser of the Interests other than the Buyer; (xviii) all correspondence or communication between the Seller and the Advisor, their respective employees, representatives or agents, regarding any or all of the bids, the prospective purchasers, the engagement of or the activities of the Advisor or any of the transactions contemplated in this Agreement; (xix) all internal correspondence and communications of the Seller with respect to the sale of the Interests or any transaction contemplated in this Agreement; (xx) all rights in and to all of the geophysical files or data owned by or licensed to the Seller covering the Interests. "Excluded Assets" shall not include any title opinions, run sheets and abstracts of title related to the Interests.

     1.04 Assumed Liability. From and after the Closing Date, Buyer shall assume and discharge the following liabilities ("Assumed Liabilities"):

            (a) all duties, liabilities and obligations (collectively the "Obligations") arising after the Effective Date (i) under the Leases and those agreements, arrangements, contracts and instruments listed on Schedule 1.04 attached hereto, (ii) imposed by governmental laws and regulations, and (iii) for plugging, abandonment and surface restoration of the oil, gas, injection, water or other wells listed on Exhibit A-Part II or commenced after the Closing Date.

            (b) any and all losses, liabilities, claims, fines, expenses, damages, costs (including attorneys' fees and expenses) and causes of action created by, related to, or arising out of any federal or state environmental law, rule, regulation or order or any breach of any such law, rule, regulation or order for operations on the Interests after the Closing Date or the condition of the Interests occurring after the Closing Date.

     1.05 Retained Liability. Seller shall retain and discharge the following liabilities ("Retained Liabilities"):

            (a) all costs, expenses, liabilities, and Obligations assumed or otherwise agreed to be paid by Seller pursuant to the terms of this Agreement including, without limitation, satisfaction of those Judgment Liens which are further described in Article 2.11;

            (b) all duties, liabilities, and Obligations arising out of, in connection with, or relating to the Interests not specifically included within Assumed Liabilities; and

            (c) all costs, expenses, liabilities and Obligations relating to, arising from, or pertaining in any way to any Drilling Program Agreement.

     1.06   Indemnification and Contribution.

            (a) SELLER AGREES THAT IT SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM AND AGAINST ANY COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS, INCLUDING BUT NOT LIMITED TO BUYER'S ATTORNEYS' FEES AND LITIGATION EXPENSES, RELATING TO, ARISING FROM, OR PERTAINING IN ANY WAY TO RETAINED LIABILITIES. Seller further agrees that, to the extent any costs, expenses, liabilities or Obligations are attributable in any part to Retained Liabilities, then Seller shall bear such part of such costs, expenses, liabilities and Obligations, and BUYER SHALL BE ENTITLED TO INDEMNITY AND DEFENSE AS PROVIDED ABOVE FROM SELLER FOR SUCH COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS. IN ADDITION, BUYER SHALL BE ENTITLED TO RECEIVE FROM SELLER BUYER'S ATTORNEYS' FEES AND LITIGATION EXPENSES INCURRED IN ESTABLISHING BUYER'S RIGHT TO INDEMNITY UNDER THIS SECTION. However, nothing in this Section shall be deemed to create any third party beneficiary or other similar interest in any person or entity other than the Parties hereto.

            (b) BUYER AGREES THAT IT SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ANY COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS, INCLUDING BUT NOT LIMITED TO SELLER'S ATTORNEYS' FEES AND LITIGATION EXPENSES, RELATING TO, ARISING FROM, OR PERTAINING IN ANY WAY TO ASSUMED LIABILITIES. Buyer further agrees that, to the extent any costs, expenses, liabilities or Obligations are attributable in any part to Assumed Liabilities, then Buyer shall bear such part of such costs, expenses, liabilities and Obligations, and SELLER SHALL BE ENTITLED TO INDEMNITY AND DEFENSE AS PROVIDED ABOVE FROM BUYER FOR SUCH COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS. IN ADDITION, SELLER SHALL BE ENTITLED TO RECEIVE FROM BUYER SELLER'S ATTORNEYS' FEES AND LITIGATION EXPENSES INCURRED IN ESTABLISHING SELLER'S RIGHT TO INDEMNITY UNDER THIS SECTION. However, nothing in this Section shall be deemed to create any third party beneficiary or other similar interest in any person or entity other than the Parties hereto.

            (c) BOTH PARTIES AGREE THAT ALL INDEMNITY OBLIGATIONS IN THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR

STRICT LIABILITY OF THE INDEMNIFIED PARTY WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Except as otherwise disclosed in this Agreement or in the attached Schedules, Seller (in Sections 2.02-2.05, inclusive, the term "Seller" shall be separately applicable to each of TransTexas and Transmission) represents and warrants with respect to themselves and the Interests that:

     2.01   Organization and Good Standing.

            (a) TransTexas and Transmission are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own and lease the properties and assets they currently own and lease and to carry on their businesses as such businesses are currently conducted. TransTexas and Transmission are duly licensed or qualified to do business as a foreign corporation in the State of Texas and are in good standing in the State of Texas.

            (b) Seller confirm that they are not a "foreign person" for the purposes of Section 1445 or Section 7701 of the Code.

     2.02 Authority and Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery of this Agreement by Seller, the performance by it of all the terms and conditions to be performed by it and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action.

     2.03 Due Execution and Binding Obligation. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.04 No Violations. This Agreement and its execution and delivery by Seller does not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated herein will not:

            (a) conflict with, or require the consent of any Person under the articles of incorporation or bylaws of Seller;

            (b) to the best of Seller' knowledge, violate any provision of The Securities Act of 1933, as amended or the Trust Indenture Act of 1939, as amended, if applicable, require any filing, consent, authorization, notice or approval under any Governmental Requirement applicable to or binding upon Seller (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

            (c) except as set forth in Schedule 2.04, to the best of Seller's knowledge, conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which it is bound or to which any of the Interests are subject or (ii) any lease, license, contract or other agreement or instrument to which Seller is a party or by which it is bound or which any of its properties is subject which violation, breach, encumbrance or lack of consent or approval would be reasonably expected to have a Material Adverse Effect; or

            (d) result in the creation or imposition of any lien, charge or other encumbrance upon the Interests.

     2.05 No Default and Compliance with Laws and Regulations. To the best of Seller's knowledge:

            (a) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default by it under, (i) any order, judgment or decree of any Governmental Authority or (ii) any agreement, contract, lease, license or other instrument which default or potential default would reasonably be expected to have any Material Adverse Effect.

            (b) Seller is in compliance with all Legal Requirements applicable to its current business and operations where noncompliance would reasonably be expected to have a Material Adverse Effect.

     2.06 Environmental Matters. Except as set forth in Schedule 2.06, to the best of Seller's knowledge, (i) during the period commencing with Predecessor's acquisition of the Interests through the Closing Date, the Interests have been operated in compliance with the applicable federal and state environmental laws, rules and regulations where the noncompliance with which would reasonably be expected to have a Material Adverse Effect, (ii) Seller or Predecessor has not entered into any agreement with a Governmental Authority or private party with respect to any environmental matter which agreement would reasonably be expected to have a Material Adverse Effect, and (iii) no Governmental Authority investigation under any such environmental laws, rules or regulations is pending with respect to the Interests which would reasonably be expected to have a Material Adverse Effect. EXCEPT AS PROVIDED IN THIS SECTION 2.06, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO ANY ENVIRONMENTAL MATTER RELATING TO THE INTERESTS.

     2.07 Taxes. All returns, statements and reports with respect to Taxes based upon, measured by or imposed with respect to the ownership, operation or production of the Interests which are required to be filed on or before the Closing Date and which, if not so filed, would have a Material Adverse Effect, have been (or will have been by the Closing Date) filed with the appropriate Governmental Authorities and all such Taxes have been (or will have been by the Closing Date) paid or deposited (except to the extent being challenged in good faith by appropriate proceedings).

     2.08 Contracts, Agreements, Plans and Commitments. Schedule 2.08 sets forth a list of the following types of contracts by which the Interests after Closing will be bound and which will not be terminable by Buyer without penalty upon 90 days' or less notice: joint operating agreements, unit agreements, farmout and farmin agreements, participation, exploration and development agreements and agreements (not otherwise listed) containing area of mutual interest provisions. Except as specified in Schedule 2.08, to the best of Seller's knowledge, the contracts listed in Schedule 2.08 affecting the Interests of Seller are in full force and effect in accordance with their respective terms. Seller represents and warrants that there are no natural gas or other hydrocarbon sales, gathering or transportation agreements in place with respect to the Interests that cannot be terminated on not more than thirty
(30) days notice.

     2.09   Status and Operation of Oil and Gas Properties.

            (a) The Leases and other agreements under which Seller holds the Interests are in full force and effect in accordance with their respective terms, and, as applicable, Seller shall deliver Marketable Title therefor as further defined in Article 5.02; and

            (b) Seller has not, with respect to the Interests received any material advance, "take-or-pay" or other similar payments under production sales contacts that entitle the buyers to "make up" or otherwise receive deliveries of Hydrocarbons at any time after the Effective Date without paying at such time the applicable contract price and Seller has not received any amount in settlement of any dispute with a gas purchaser relating to the Interests.

     2.10   Litigation.  Except as set forth in Schedule 2.10:

            (a) there is no action, suit or proceeding pending or, to the best of Seller's knowledge, threatened against Seller relating to the Interests; and

            (b) to the best of Seller's knowledge, Seller is not charged with a violation of, or threatened with a charge of a violation of, any Legal Requirement relating to any aspect of its business, which violation would reasonably be expected to have a Material Adverse Effect on the Interests or the transactions contemplated by this Agreement.

     2.11 Judgment Liens and Security. The Interests are subject to the following liens (each a "Judgment Lien"):

            (a) Judgment Lien, dated April 22, 1994, to secure a judgment against TransAmerican Natural Gas Corporation and TransTexas Gas Corporation in the sum of $2,019,920.58 awarded in Coastal Oil & Gas Corporation v. TransAmerican Natural Gas Corporation and TransTexas Gas Corporation v. The Coastal Corporation, Coastal Gas Marketing Company (Cause No. C-91-770-D3), Webb County District Court (49th Judicial District), recorded in Volume 206, Page 232 of the Official Records of Webb County, Texas, and in Volume 497, Page 432 of the Official Records of Zapata County, Texas. This Judgment Lien is secured by a bond (the "Coastal Supersedeas Bond") issued by International Fidelity Insurance Company, which secures payment of the judgment, including attorneys' fees, and all accrued post-judgment interest in the event of a final non-appealable judgment adverse to TransTexas, et al.

            (b) Judgment Lien, dated January 13, 1995, to secure a judgment against TransAmerican Natural Gas Corporation and TransTexas Gas Corporation in the sum of $17,957,156.00 awarded in H.S. Finklestein v. TransAmerican Natural Gas Corporation and TransTexas Gas Corporation (Cause No. 2,677), Zapata County District Court (49th Judicial District), recorded in Volume 281, Page 295 of the Official Records of Webb County, Texas and Volume 511, Page 651 of the Official Records of Zapata County, Texas. This Judgment Lien is secured by a bond (the "Finklestein Supersedeas Bond") by International Fidelity Insurance Company, which secures payment of the judgment, including attorneys' fees, and all accrued post-judgment interest in the event of a final non-appealable judgment adverse to TransTexas, et al.

            (c) Seller hereby agrees that the bond in each of these matters will be maintained by Seller in amounts sufficient to satisfy the judgment until judgment is made final or these matters are otherwise settled or disposed of and are no longer an encumbrance on the Interests. Seller hereby further agrees to provide prompt written notice to Buyer in the event that either of the judgments described in Article 2.11(a) or Article 2.11(b) are (i) made final; (ii) otherwise settled or disposed of and are no longer an encumbrance on the Interests; or (iii) no longer secured by the Coastal Supersedeas Bond or the Finklestein Supersedeas Bond, respectively, or that the bonding company issuing such bonds has failed or refused to fulfill its obligations thereunder. Seller agrees to take whatever measures are necessary, including but not limited to, payment of the relevant judgments to prevent the sale of the Interests to satisfy such judgments. These representations in this Section
2.11 shall survive until the final resolution of each of these matters.

     2.12 Payments. All royalties, delay rentals and shut-in royalties relating to the Leases have been timely and properly paid and all overriding royalties and production payments relating to the Leases have been timely and properly paid.

     2.13 Imbalances. Except as set forth in Schedule 2.13, no owner of an interest in or under a Lease is entitled to take more gas from such lease than its proportionate share as a result of such owner's under production of gas in a prior period and none of the Wells are subject to being curtailed or shut-in now or in the future by any Governmental Authority as a result of any over production of such well or violation of any Governmental Requirements prior to the Closing Date.

     2.14 Plugging. Except for the wells set forth on Exhibit "A-Part II," all wells drilled by Seller, Predecessor or any assignee or contractor of either of them on the land covered by the Leases have been properly plugged and abandoned and the land surrounding them properly restored in full compliance with all applicable Governmental Requirements and the Leases.

     2.15 Consents and Preferential Rights. Except as set forth on Schedule 2.15, there are no consents to assign, approvals of assignments, rights of refusal, preferential rights to purchase or similar rights relating to the Interests.

     2.16 Liens. Except as set forth on Schedule 2.16, there are no liens affecting the Interests.

     2.17 Bills. All costs, expenses and charges for services provided or materials supplied prior to the Closing Date to the Interests have been paid as of the Closing Date.

     2.18 Material Adverse Event. From the Effective Date to the Closing Date, there have been no material adverse events relating to the Interests which in the aggregate would reasonably be expected to reduce the value of the Interests by more than Five Hundred Thousand Dollars ($500,000).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     3.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

     3.02 Authority and Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all the terms and conditions of this Agreement to be performed by it. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action.

     3.03 Due Execution and Binding Obligation. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.04 No Violations. This Agreement and its execution and delivery by Buyer do not, and the fulfillment and compliance with the terms and conditions of this Agreement and the consummation of the transactions contemplated will not:

            (a) conflict with, or require the consent of any person under the articles of incorporation or bylaws of Buyer;

            (b) to the best of Buyer's knowledge violate any provision of, or, require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Buyer (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement); or

            (c) to the best of Buyer's knowledge conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage , indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties is subject which violation, breach, encumbrance or lack of consent, authorization or approval, with respect to the matters specified in clauses (b) and (c) of this Section 3.04, would reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of Buyer, taken as a whole.

     3.05 BUYER'S ACKNOWLEDGMENT. BUYER IS AWARE THAT THE INTERESTS AND THE LAND HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, OR OTHER MATERIALS LOCATED ON OR UNDER THE LAND OR ASSOCIATED WITH THE INTERESTS. EQUIPMENT AND SITES INCLUDED IN THE INTERESTS OR THE LAND MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NATURALLY OCCURRING RADIOACTIVE MATERIAL ("NORM"). NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON

THE LAND OR INCLUDED IN THE INTERESTS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES; AND NORM-CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON THE LAND. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION AND REMOVAL, TRANSPORTATION, OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM THE INTERESTS AND THE LAND.

     3.06 Funds Available. Buyer has or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price due at the Closing.

     3.07 Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending, or to the knowledge of Buyer, threatened against Buyer or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

     3.08 Knowledgeable Investor. Buyer is and has been during the preceding two years primarily engaged in the business of exploring for, drilling for or refining oil or gas. Prior to entering into this Agreement, Buyer was advised by, and it has relied solely on, its own scientific, legal, tax and other professional counsel concerning this Agreement, the Interests and their value and has not relied on any statement, data or communication by Seller whether orally or in writing except as specifically set forth in this Agreement. Buyer is acquiring the Interests for its own account for investment purposes and not with a view to or for sale and will not sell, transfer, lease or otherwise convey in any manner, in whole or in part, the Interests without the necessary registration, or exemptions therefrom, under applicable federal and state securities laws.

                                   ARTICLE IV

                      ADDITIONAL AGREEMENTS AND COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Buyer with respect to itself and the Interests as follows:

            (a) Operation of Oil and Gas Properties. Except as may be expressly permitted under this Agreement or as set forth in any Schedule, from the date of this Agreement until the Closing, without first obtaining the written consent of Buyer (which consent will not be unreasonably withheld), it will not:

                    (i)  waive any right relating to any of the Interests;

                    (ii) release or abandon any of the Interests;

                    (iii) convey, farmout, or otherwise dispose of the Interests;

                    (iv) engage in any material operations on any Interest that it has not previously committed to and that may be expected to cost Seller in the aggregate in excess of Twenty Five Thousand Dollars ($25,000) (except for emergency operations, in which case Seller will promptly notify Buyer of such operations); or

                    (v) commit itself to do any of the foregoing; provided
            however, that nothing contained in this Section 4.01(a) or elsewhere in this Agreement will limit the rights of Seller to produce, consume and sell Hydrocarbons from the Interests or insignificant amounts of personal property in the ordinary course of business and to comply with applicable Legal Requirements.

            (b) Certain Covenants with Respect to the Interests. Except as may otherwise be expressly permitted in this Agreement or as set forth in any Schedule, from the date of this Agreement to the Closing, unless otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld), it will:

                    (i) promptly notify Buyer of the receipt of any written
            notice or written claim of which Seller becomes aware relating to any default or breach under, or of any termination or cancellation or written threat of termination or cancellation of any Lease or other Interest;

                    (ii) not enter into, modify or terminate any Lease; and

                    (iii) maintain and operate the Interests as a reasonably
            prudent operator

and, except as set forth on Schedule 4.01, since the Effective Date, Seller has neither conducted operations on the Interests nor committed to conduct operations on the Interests costing in the aggregate in excess of One Hundred Thousand Dollars ($100,000).

            (c) Access. Seller will afford to Buyer and its authorized representatives, at Buyer's sole expense, risk and cost and upon reasonable notice, reasonable access from the date of this Agreement until the Closing, during normal business hours, to the Interests and to its personnel, files and records relating to the Interests or the personnel, files and records of any Affiliate of Seller which are related solely to the Interests, to the extent that such access and disclosure will not unreasonably interfere with the normal operation of the business of Seller or such Affiliate or violate the terms of any agreement by which Seller or such Affiliate is bound or any applicable Legal Requirement; provided however, that the confidentiality of any data or information so acquired will be maintained by Buyer and its representatives in accordance with Section 4.02(d).

            (d) Best Efforts. Seller will use its Best Efforts to obtain the satisfaction of the conditions to Closing applicable to it set forth in
Section 6.01.

            (e) No Negotiations. Until Closing or termination of this Agreement, Seller agrees not to solicit from any Person any proposals or offers for, or enter into any negotiations relating to, the disposition of any of the Interests, except as otherwise permitted in this Agreement.

            (f) Public Announcements. Subject to applicable Legal Requirements and stock exchange requirements, prior to Closing, Seller will obtain the approval of Buyer before issuing, or permitting any of the directors, officers, employees or agents of Seller or any of its Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated.

            (g) Financial Information. At least five (5) days prior to Closing, Seller will provide to Buyer such financial information, including revenues and expenses, as Buyer may reasonably request, relating to the Interests for the period from January 1, 1993 to Closing.

     4.02 Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

            (a) Best Efforts. Buyer will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 6.02.

            (b) Public Announcements. Subject to applicable Legal Requirements and stock exchange requirements, prior to Closing, Buyer will obtain the approval of Seller before issuing, or permitting any of the directors, officers, employees or agents of Buyer or any of its Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated.

            (c) Confidential Information. If this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Buyer regarding the business and assets of Seller will be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement, and without limiting the preceding, Buyer confirms that prior to Closing, neither it nor its representatives will have discussions with or make requests for information from third parties (including any Governmental Authority) concerning the transaction contemplated or any of the Interests (whether in connection with Buyer's due diligence investigation or otherwise) without the prior written consent of Seller. If this Agreement is terminated, Buyer will promptly return to Seller all information and data (and all copies of any such information and data) furnished to Buyer or its representatives in connection with Buyer's investigation of the Interests or this Agreement.

            (d) INDEMNIFICATION AS TO INSPECTION. BUYER WILL REPAIR ANY DAMAGE TO THE PROPERTIES OF SELLER RESULTING FROM ITS INSPECTION OF SUCH PROPERTIES, AND BUYER WILL INDEMNIFY,

DEFEND (INCLUDING REASONABLE ATTORNEYS' FEES) AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES OR CAUSES OF ACTION (COLLECTIVELY THE "CLAIMS") ARISING FROM SUCH INSPECTIONS, INCLUDING CLAIMS FOR PERSONAL INJURY, DEATH AND PROPERTY DAMAGE, IN EACH INSTANCE, INCLUDING CLAIMS RESULTING FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ITS OFFICERS, EMPLOYEES AND AGENTS WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

            (e) Use of Seller's Name. Buyer will not use any logos, trademarks or trade names belonging to Seller or any Affiliate of Seller.


                                   ARTICLE V

                                 TITLE MATTERS

     5.01   Access, Data and Information.

            Promptly after the execution of this Agreement, Seller shall provide Buyer reasonable access to Seller's books, records, files and other pertinent data relating to title to the Interests including, but not limited to:

            (a) title opinions and reports pertaining to the Interests heretofore received by Seller;

            (b) all abstracts of title and title status reports pertaining to the Interests heretofore received by Seller;

            (c) all of the Leases, unitization, pooling, and operating agreements, division and transfer orders, and the farmout agreements relating to the Interests;

            (d) all records and data sheets relating to the payment of all bonuses, rentals, royalties, and other payments due under the Leases;

            (e) all records relating to the payment of ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of property or the production of Hydrocarbons therefrom on the Interests;

            (f)     ownership maps and surveys relating to the Interests;

            (g) engineering and geological reports, studies and well logs relating to the Interests; and

            (h)     production records relating to the Interests;

PROVIDED THAT, SELLER MAKES NO WARRANTY, AND EXPRESSLY DISCLAIMS ALL WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE BOOKS, RECORDS, FILES AND OTHER PERTINENT DATA THAT IT MAY PROVIDE TO BUYER.

     5.02   Marketable Title.

            On the Closing Date, Seller shall convey to Buyer Marketable Title to the Interests. As used herein the term "Marketable Title" shall mean, as to each of the Interests, that title which:

            (a) Entitles the Seller, as to the Leases described on Exhibit "A-Part I" and the Wells described in Exhibit "A-Part II", to receive not less than the interests designated as the "Net Revenue Interest" set forth on such exhibits of all Hydrocarbons produced, saved and marketed from such leases and wells, except for any decrease (i) caused by orders of the appropriate regulatory body having jurisdiction over the Interests that are promulgated after the Effective Date that concern pooling, unitization, communitization or spacing matters (ii) caused by any Lease containing a sliding-scale royalty clause or other similar clause with respect to a Production Burden associated with a particular Interest or (iii) caused by Buyer, its successors or assigns;

            (b) Obligates the Seller, as to the Leases described on Exhibit "A-Part II" and the wells described in Exhibit "A-Part II", to bear not more than the respective percentages designated as the "Working Interests" set forth on such exhibits of the costs and expenses relating to the maintenance, development and operation of such leases and wells, except for any increase (i) caused by Buyer, its successors and assigns, (ii) that also results in the Net Revenue Interest associated with the Lease or well being proportionately increased, or (iii) caused by orders of the appropriate regulatory agency having jurisdiction over the Interests that are promulgated after the Effective Date that concern pooling, unitization, communitization or spacing matters; and

            (c) Is free and clear of all liens, security agreements, options, claims, lawsuits, charges, taxes, restrictions, encumbrances and defects, except for Permitted Encumbrances (as hereinafter defined). As used herein the term "Permitted Encumbrances" means: (i) liens for taxes not yet delinquent; (ii) liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Interests (including, without limitation, liens of operators relating to obligations not yet due and pursuant to which Seller is not in default) that are not such as to interfere materially with the operation, value or use of the Interests; (iii) such other defects or irregularities of title or liens, charges or encumbrances as Buyer may have waived in writing; (iv) minor defects or irregularities of title that do not materially interfere with Buyer's ability to receive the economic benefits from the Interests; (v) notwithstanding anything to the contrary in this Section 5.02, all rights to consent by, required notices to, filings with or other actions by governmental entities in connection with the sale or conveyances of federal, state or other governmental oil and gas leases or interests therein or related thereto where the same are customarily obtained subsequent to assignment of such leases; (vi) lessors' royalties, overriding royalties, division orders and sales contracts, operating agreements, reversionary interests, and similar burdens which do not operate to reduce the Net Revenue Interest of any Interest to less than the amount set forth in Exhibit "A-Part I" hereto or Exhibit "A-Part II" hereto; and (vii) conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Interests to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest.

            (d) Seller and Buyer agree to the allocation of the Purchase Price to the Interests (the "Allocated Value") set forth on Exhibit "A-Part IV", attached hereto.

     5.03   Title Defects.

            On or before three (3) days before the Closing Date, Buyer shall notify Seller in writing of any encumbrance, lien, security agreement, charge, restriction, option, tax, encroachment, claim or defect affecting the Interests which in the opinion of Buyer as of such time would not give Buyer Marketable Title, in accordance with Section 5.02, and the Allocated Value of the Interests affected by each such title defect (all of which are herein called the "title defects"). Liens listed on Schedule 2.16, other than the Judgment Liens, shall constitute title defects and Buyer shall have no obligation to notify Seller in waiting of such liens. Seller shall thereupon have the right but not the obligation to attempt to cure the title defects at its expense on or before the Closing Date. If Seller elects not to cure the title defects or the title defects cannot be cured or removed to the reasonable satisfaction of Buyer on or before the Closing Date, Buyer may elect in writing (i) to waive the uncured title defects or (ii) to eliminate that portion of the Interests affected by the title defects from the purchase and sale hereunder, in which event the Purchase Price shall be reduced by the Allocated Value of the Interests or portion thereof so excluded; provided however, that the Purchase Price shall not be adjusted pursuant to this Section 5.03 until the aggregate amount of the value of the title defects exceeds Five Hundred Thousand Dollars ($500,000) but once the aggregate amount of the value of the title defects exceeds Five Hundred Thousand Dollars ($500,000), the Purchase Price shall be adjusted pursuant to this Section 5.03 by the aggregate value of all title defects in excess of One Hundred Twenty Five Thousand Dollars ($125,000) in the aggregate.

     5.04 Adjustments. In the event that only a portion of any of the Interests is affected by title defects, Buyer may elect to accept said Interest and pay a reduced Purchase Price based upon the percentage loss of the Net Revenue Interest for such affected Interest and the Purchase Price shall be adjusted by deducting the reduction in the Allocated Value for such Interest.

     5.05 Right of Termination. In the event that the adjustments to the Purchase Price pursuant to Section 5.03, Section 5.04, Section 5.07 or Section
5.08 or in combination exceeds five percent (5%) of the Purchase Price, either party shall have the right to terminate this Agreement by written notice to the other prior to the Closing Date, in which case neither party shall have any further liability to the other.

     5.06 Disputes. In the event the Parties acting in good faith are unable to agree (a) whether a particular matter constitutes a title defect, (b) on the portion of the Interest affected by the title defect or (c) the appropriate reduction in the Purchase Price to be made upon elimination from this transaction of the portion of the Interest affected by the title defect, the affected Interest shall be removed from consideration hereunder and the Purchase Price shall be adjusted accordingly.

     5.07 Preferential Rights. Seller will notify the owners of preferential rights to purchase the Interests, if any. If a third party effectively exercises an applicable preferential right to purchase any of the Interests, the affected Interests will be removed from the Agreement and the Purchase Price will be adjusted by a reduction in the Purchase Price equal to the Allocated Value of such Interests.

     5.08 Consents. The sale of the Interests may require the approval or consent of lessors, joint interest owners, farmors, sublessors, assignors or other third parties (other than governmental bodies). Seller shall attempt to obtain such approvals or consents prior to closing. If Seller cannot obtain a necessary consent or approval, at Buyer's election, the affected Interest will be removed from the Agreement and the Purchase Price will be adjusted by a reduction in the Purchase Price equal to the Allocated Value of such Interest or Buyer will accept such Interest without such consent. Buyer agrees to provide to the holder of such right of approval or consent such information, including financial information, as such holder may reasonably request.

     5.09 Post Closing Adjustments. In the event that Buyer notifies Seller of a title defect after the Closing, but prior to the expiration of sixty (60) days after the Closing, Seller may elect at its expense to cure such defect.
If such defect is not cured within ninety (90) days after the Closing, Buyer may elect to either waive such defect or to reconvey the affected Interest to Seller; provided that, Buyer shall be conclusively deemed to have waived any title defect relating to a tract on which it either (a) commences a well prior to the expiration of such ninety (90) day period or (b) reworks a well at a cost of in excess of One Hundred Thousand Dollars ($100,000) prior to the expiration of such ninety (90) day period. If Buyer reconveys such Interest to Seller, Buyer shall be entitled to an amount out of the Escrow Fund equal to the Allocated Value of such Interests subject to such adjustments to revenues and expenses of such Interests for the period from February 1, 1996 to the date of reconveyance as may be necessary to restore both parties to that position that would have existed if such Interest had been eliminated prior to Closing under Section 5.03, and the parties shall jointly direct the Escrow Agent to pay such amount to Buyer. Notwithstanding the foregoing, Buyer shall not be entitled to any amount until the total value of title defects under this Section 5.09 and under Section 5.03 exceed in the aggregate Five Hundred Thousand Dollars ($500,000), but once the aggregate amount of the value of title defects exceeds Five Hundred Thousand Dollars ($500,000), Buyer shall be entitled to the amount derived in the preceding sentence to the extent it exceeds the greater of zero or the remainder of One Hundred Twenty Five Thousand Dollars ($125,000) less the value of the title defects asserted under
Section 5.03. If such Escrow Fund is insufficient to pay such amount, Seller shall remain liable to Buyer for such insufficiency up to an additional Four Million Dollars ($4,000,000); provided that, this limitation shall not be applicable to any amounts to which Buyer may be entitled as a result of the breach of a warranty or representation under this Agreement. In the event the Parties acting in good faith are unable to agree (a) whether a particular matter constitutes a title defect, (b) on the portion of the Interest affected by the title defect or (c) the appropriate adjustment to the Allocated Value of such Interest, the dispute shall be submitted to binding arbitration under the Arbitration Agreement. The failure of Buyer to notify Seller under Section
5.03 of any title defect shall not in any respect limit Buyer's right to notify Seller of any such title defect under this Section. As soon as Buyer has received the amounts it is entitled to out of the Escrow Fund, the Buyer and Seller shall direct the Escrow Agent to disburse the remaining funds in the Escrow Fund to Seller.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     6.01 Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

            (a) Compliance. Except for such breaches of representations, warranties or covenants of Seller made in this Agreement as would not have a Material Adverse Effect, the representations and warranties made by Seller will be correct at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Seller will have complied with all the covenants required by this Agreement to be performed by it at or prior to the Closing.

            (b) Officers' Certificates. Buyer will have received certificates, dated the Closing Date, of an officer of Seller certifying as to the matters specified in Section 6.01(a).

            (c) Legal Opinion. Buyer will have received from the Law Firm of Gardere & Wynne, L.L.P., an opinion dated the Closing Date, collectively to the effect that:

                    (i) TransTexas and Transmission are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own and lease the properties and assets they currently own and lease and to carry on their businesses as such businesses are currently conducted; TransTexas and Transmission are duly licensed or qualified to do business as foreign corporations in the State of Texas and are in good standing in the State of Texas; and the execution, delivery and performance of this Agreement will not violate or conflict with the articles of incorporation or bylaws of either of them.

                    (ii) Both of TransTexas and Transmission have all requisite corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated and to perform all the terms and conditions to be performed by each of them; the execution and delivery of the Agreement by them, the performance by them of all the terms and conditions to be performed by them and the consummation of the transactions contemplated have been duly authorized and approved by all necessary corporate action; and this Agreement has been duly executed and delivered by them and constitutes the legal, valid and binding obligation of them.

                    (iii) The liens set forth on Schedule 2.16, except the Judgment Liens, have been validly and effectively released insofar as they cover the Interests and such liens, except the Judgment Liens, are no longer encumbrances on the Interests.

            (d) No Orders. The Closing will not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.

            (e) Delivery of Letter. Buyer will have received a letter from International Fidelity Insurance Company (the "Company") dated as of the Closing Date in which it confirms that:

                    (i) the Coastal Supersedeas Bond and the Finklestein Supersedeas Bond are in full force and effect in accordance with their terms;

                    (ii) there has been no change or impairment in the collateral securing such bonds; and

                    (iii) the Company will not cancel or terminate either of such bonds without giving Buyer ten (10) days prior written notice unless theretofore Buyer has waived in writing such written notice.

     6.02 Conditions to the Obligations of Seller. The obligation of Seller to proceed with the Closing contemplated by this Agreement is subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller.

            (a) Compliance. Except for such breaches of representation or warranties or covenants of Buyer made in this Agreement as would not have a Material Adverse Effect on the business, financial condition and results of operations of Buyer, taken as a whole, the representation and warranties made by Buyer will be correct at and as of the Closing as though said representations and warranties were made at and as of the Closing, and Buyer will have complied with all the covenants required by this Agreement to be performed by it at or prior to the Closing.

            (b) Officer's Certificate. Seller will have received a certificate dated the Closing Date of an officer of Buyer, certifying as to the matters specified in Section 6.02(a).

            (c) Legal Opinion. Seller will have received from the Law Firm of Cullen and Dykeman, an opinion dated the Closing Date to the effect that:

                    (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and the execution, delivery and performance of the Agreement by the Buyer will not violate or conflict with the articles of incorporation or by laws of Buyer.

                    (ii) Buyer has all requisite corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated and to perform all terms and conditions to be performed by it; the execution and delivery of the Agreement by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated have been duly authorized and approved by all necessary corporate action; and the Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer.

            (d) No Orders. The Closing will not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.

            (e) Liens. Seller has or will have received prior to Closing releases relating to the liens described on Schedule 2.16 insofar as they cover the Interests.

     6.03 Failure to Close. If all of the conditions to Closing have been satisfied or waived on or before the Closing Date, and either the Seller or Buyer fails to close, then the party failing to close will be deemed to have breached its obligation to perform at Closing under this Agreement.

                                  ARTICLE VII

                                  THE CLOSING

     7.01   General.

            The Closing will take place at 10:00 a.m. at the offices of Seller in Houston, Texas on the later to occur of (a) July 1, 1996, or (b) at such other time and place as Buyer and Seller may mutually agree in writing.

     7.02 Consideration. At Closing, Buyer shall wire transfer the Purchase Price, subject to adjustment as herein provided, to Seller at such bank account as Seller may designate on or before Closing.

     7.03   Closing Obligations.

            (a) Change of Operatorship. For Seller-operated Interests, Buyer will deliver to Seller at Closing the following: (i) evidence of compliance with the requirements of all laws and regulations relating to the transfer of operatorship, including those regarding the assumption of responsibility for the plugging and abandoning of the wells listed on Exhibit "A-Part II", including, as applicable, evidence that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and (ii) evidence that Buyer has, where possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the applicable Interests and Land.

            (b) Closing Documents. The Parties, as indicated, will execute and deliver the following instruments:

                    (i) An instrument in the form of the Conveyance, Bill of Sale and Assignment attached as Exhibit C-1, an instrument in the Form of the Mineral Deed attached as Exhibit C-2 and an instrument in the Form of Assignment of Easements and Equipment attached as Exhibit C-3, all modified to the extent necessary before Closing to conform to the terms of this Agreement;

                    (ii)     Letter-in-lieu-of-transfer orders;

                    (iii) Other documents reasonably required to close this transaction and implement the terms of this Agreement, including deeds, bills of sale, and the like and instruments necessary under operating agreements, plans of unitization, laws, and regulations affecting the Interests to transfer the Interests and related obligations from Seller to Buyer.

                    (iv) Change-of-operator forms for Seller-operated Wells. (If, however, the Operator of a well must be elected and the election is after Closing, the parties will execute the applicable instruments after the election.)

                    (v) The Escrow Agreement in the form attached hereto as Exhibit D relating to the title defect matters.

                    (vi) The Exchange Agreement in the form attached hereto as Exhibit E relating to the exchange of gas from the Leases.

                    (vii) The Arbitration Agreement in the form attached hereto as Exhibit F.

            (c) Delivery of Possession. Subject to the terms of applicable joint operating agreements, if any, and this Agreement, Seller will deliver possession of the Interests to Buyer as of the Closing Date.

     7.04   Post Closing.  Within five (5) days after Closing:

            (a) Buyer shall record in the public records of the appropriate county or counties all counterparts of the Conveyance, Bill of Sale and Assignment and Mineral Deed and provide Seller with proof thereof; and erect or install such lease and well signs and pipeline signs as may be required by applicable regulations, indicating that Buyer is the owner of the Interests; and

            (b) Seller shall remove all lease and well signs indicating Seller's ownership and, if necessary, advise applicable state and federal agencies of this sale.

            (c) Seller and Buyer shall cooperate in providing ingress and egress to the other across their properties in Zapata County so that both Buyer and Seller shall have access to their properties in Zapata County.

     7.05 Gas Sales. At the request of Buyer, given on or before three (3) days before July 1, 1996, Seller shall sell on behalf of Buyer the Hydrocarbons to be produced from the Interests during the month of July, 1996.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Grounds for Termination. This Agreement may be lawfully terminated at any time prior to the Closing:

            (a)     by the mutual written agreement of Seller and Buyer; or

            (b)     as otherwise provided in this Agreement;

            (c) by written notice given by Seller or by Buyer if the consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated; provided however, that a party will not be allowed to exercise any right of termination pursuant to this clause if the event giving rise to such right was due to the failure of such party to perform or observe in any material respect any of the covenants or agreements set forth to be performed or observed by such party; or

            (d) by written notice given by Seller or by Buyer if its conditions to Closing in Sections 6.01 and 6.02, have not been satisfied or waived on or before July 3, 1996.


                                   ARTICLE IX

                     EXTENT AND SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES: INDEMNIFICATIONS

     9.01   SCOPE OF REPRESENTATIONS OF SELLER.

            (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY ANY AFFILIATE, OFFICER, DIRECTOR, STOCKHOLDER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (A) THE CONDITION OF THE

INTERESTS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THE INTERESTS ARE BEING SOLD "AS IS", WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS", (B) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY (C) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND
(D) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE INTERESTS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE INTERESTS.

            (b) Buyer acknowledges and affirms that it has had full access to the Interests and to information with respect to the Interests, and that Buyer has made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement and Seller affirms it will provide such access and information through the Closing Date.

     9.02 INDEMNIFICATION OF BUYER. SUBJECT TO SECTION 9.06, SELLER AGREES TO RELEASE, INDEMNIFY AND HOLD BUYER HARMLESS FROM AND AGAINST, ANY LOSS, DAMAGE
OR EXPENSE (INCLUDING REASONABLE ATTORNEYS' FEES) SUSTAINED BY BUYER ARISING
OUT OF OR RESULTING FROM ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES
OR COVENANTS MADE BY SELLER IN THIS AGREEMENT; PROVIDED HOWEVER, THAT BUYER
WILL NOT BE ENTITLED TO ASSERT RIGHTS OF INDEMNIFICATION UNDER THIS SECTION
9.02 UNLESS AND UNTIL THE AGGREGATE OF ALL SUCH LOSSES EXCEEDS $100,000 (IT BEING UNDERSTOOD THAT SUCH LOSSES WILL ACCUMULATE UNTIL SUCH TIME OR TIMES AS THE AGGREGATE OF ALL SUCH LOSSES EXCEEDS $100,000, AT WHICH TIME BUYER WILL BE ENTITLED TO INDEMNIFICATION FOR ALL SUCH LOSSES COVERED UNDER THIS SECTION 9.02).

     9.03   INDEMNIFICATION OF SELLER.

            (A) BUYER AGREES TO RELEASE, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST, ANY LOSS, DAMAGE OR EXPENSE (INCLUDING REASONABLE ATTORNEYS'
FEES) SUSTAINED BY SELLER ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS MADE BY BUYER IN THIS AGREEMENT; PROVIDED HOWEVER, THAT SELLER WILL NOT BE ENTITLED TO ASSERT RIGHTS OF INDEMNIFICATION UNDER THIS SECTION 9.03(A) UNLESS AND UNTIL THE AGGREGATE OF ALL SUCH LOSSES EXCEEDS $100,000 (IT BEING UNDERSTOOD THAT SUCH LOSSES WILL ACCUMULATE

UNTIL SUCH TIME OR TIMES AS THE AGGREGATE OF ALL SUCH LOSSES EXCEEDS $100,000, AT WHICH TIME SELLER WILL BE ENTITLED TO INDEMNIFICATION FOR ALL SUCH LOSSES COVERED UNDER THIS SECTION 9.03(A)).

     9.04 Survival. Except as to the Judgment Liens described in Article 2.11, the representations and warranties of the Parties set forth in this Agreement and in any certificate or instrument delivered in connection with this Agreement will survive for a period of eighteen (18) months from and after the Closing Date, following which date neither Seller nor Buyer may bring any action or present any claim for a breach of such representations and warranties; provided that, there will be no termination of any representation or warranty as to which a bona fide claim has been asserted if either Buyer or Seller has received notice of such claim prior to the expiration of such time period. Seller's representations and warranties with respect to the Judgment Liens described in Article 2.11 will survive until they are released.

     9.05 Compliance with Express Negligence Test: THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

     9.06   Limitations of Liability.

            In no event shall Seller or Buyer ever be liable to the other for any consequential or punitive damages relating to or arising out of this Agreement or the Interests.


                                   ARTICLE X

                         CASUALTY LOSS AND CONDEMNATION

     10.01 Casualty Loss: Condemnation. If after the date of execution of this Agreement and prior to the Closing, any part of the Interests is destroyed by fire or other casualty, Seller shall restore the Interests to the condition such Interests were in immediately before such casualty loss if such loss is in excess of Twenty-five Thousand Dollars ($25,000). If the Interests are not restored to the condition prior to such casualty loss, Buyer, as its sole remedy, may elect to terminate this Agreement. If not so terminated, this Agreement shall remain in full force and effect without any Purchase Price reduction. If any condemnation proceeding shall affect the Interests prior to Closing, and the result of such proceeding can reasonably be expected to have a Material Adverse Effect on the Interests, Buyer may elect to terminate this Agreement.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.01 Notices. All notices and other communications given under this Agreement will be in writing and will be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following address:

            (a)     If to Buyer, to:
                    THE HOUSTON EXPLORATION COMPANY
                    1331 Lamar, Suite 1065
                    Houston, Texas  77010
                    Attention:  President

            (b)     If to Seller, to:
                    TRANSTEXAS GAS CORPORATION
                    1300 East North Belt, Suite 310
                    Houston, Texas 77032-2949
                    Attention:  President

                    TRANSTEXAS TRANSMISSION CORPORATION
                    1300 East North Belt, Suite 310
                    Houston, Texas 77032-2949
                    Attention:  President

     11.02  Miscellaneous.

            (a) Exclusive Agreement. This Agreement supersedes all prior written or oral agreements between Buyer, on the one hand, and Seller, on the other, with respect to the transactions contemplated, other than the Confidentiality Agreement, and, except for such Confidentiality Agreement, is intended as a complete and exclusive statement of the terms of the agreement between Buyer, on the one hand and Seller, on the other, with respect to the transactions contemplated.

            (b) Amendments. This Agreement may not be changed or terminated orally and may be amended only by a written agreement signed by Seller and by Buyer.

            (c) CHOICE OF LAW. THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

            (d) CHOICE OF FORUM. ALL CLAIMS, DISPUTES OR CAUSES OR ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT, HEARD AND RESOLVED SOLELY AND EXCLUSIVELY BY AND IN A STATE COURT SITUATED IN HOUSTON, TEXAS. EACH OF THE PARTIES TO THIS AGREEMENT SUBMITS TO THE JURISDICTION OF SUCH STATE COURT

SITUATED IN HOUSTON, TEXAS AND WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE OTHER PARTY TO THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION.

            (e) Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            (f) Use of Terms "Include" or "Knowledge". The term "include" and derivatives of that term are used in an illustrative sense and not a limiting sense. As used in this Agreement, the terms "knowledge" or "best knowledge" and derivatives of those terms are intended to mean actual knowledge of any fact, circumstance or condition by an officer or employee of a Party involved at a supervisory or higher level, but do not include (i) knowledge imputed to the Party involved by reason of knowledge of or notice to any person, firm or corporation other than its officers or employees at a supervisory or higher level or (ii) knowledge deemed to have been constructively given by reason of any filing, registration or recording of any document or instrument in any public record or with any governmental entity.

            (g) Assignments and No Third Party Beneficiaries. Buyer will not assign this Agreement or any part without the prior written consent of Seller in its sole discretion. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns. No such assignment will release Buyer of any of its obligations under this Agreement. Nothing in this Agreement will entitle any person other than the parties or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

            (h) Appendix, Exhibits and Schedules. Each Appendix, Schedule and Exhibit to this Agreement is incorporated in and made a part of this Agreement.

            (i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transaction contemplated may be completed to the extent possible.

            (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same agreement.

            (k) Waiver. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

            (l) No Recordation. Without limiting either Party's rights under this Agreement, Buyer and Seller agree not to record or place of record this Agreement or any copy or memorandum of it.

            (m) Filing and Recording of Assignments, etc. Buyer will be solely responsible for all filings and recording of assignments and other documents related to the Interests and for all applicable fees, and Buyer will advise Seller of the pertinent recording date. Seller will not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer will promptly file all appropriate forms, declarations or bonds with agencies of the State of Texas relative to its assumption of operations and Seller will cooperate with Buyer in connection with such filings.

            (n)     Further Assurances.

                    (i) The parties each agree to deliver or cause to be delivered to the other on the Closing Date, and at such subsequent times as will be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

                    (ii) After the Closing, Seller and Buyer will execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices, assumptions, releases and acquittances, and such other instruments, and will take such further actions, as may be necessary or appropriate to assure fully to Buyer, its successors or assigns, all of the Interests intended to be conveyed to Buyer by the Conveyance, Bill of Sale and Assignment and Mineral Deed pursuant to this Agreement, and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to the Conveyance, Bill of Sale and Assignment and Mineral Deed, and this Agreement.

            (o) Preservation of Books and Records. For a period of seven years after the Closing Date, Buyer will (i) preserve and retain all the files and records that relate to the Interests and (ii) make such files and records available at the then current administrative headquarters of Buyer to Seller and the officers, employees, agent and Affiliates of Seller and third parties to whom Seller is currently contractually obligated to allow access to such records, upon reasonable notice and at reasonable times, it being understood that Seller will be entitled to make and retain copies of any such files and records as it deems necessary. Buyer agrees to permit representatives of Seller to meet with its employees on a mutually convenient basis in order to enable Seller to obtain additional information and explanations of any materials provided pursuant to this subparagraph.

            (p) Gender. Words of any gender used in this contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

            (q) Subsequent Filings. Effective at the Closing Date, Buyer will file with the appropriate governmental authorities such notice or certificates as are necessary to reflect the sale of the Interests to Buyer.





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
     11.03  Brokers' Expenses.

            (a) Seller has incurred no obligation or liability contingent or otherwise, directly or indirectly, for any broker, finder or intermediary fee or commission in connection with the transactions contemplated by this Agreement which will be the responsibility of Buyer, and if any such obligation or liability exists, it will remain an obligation of Seller and Buyer will have no responsibility for it.

            (b) Buyer has incurred no obligation or liability, contingent or otherwise, directly or indirectly for any broker, finder or intermediary fee or commission in connection with the transactions contemplated by this Agreement which will be the responsibility of Seller, and if any such obligation or liability exists, it will remain an obligation of Buyer, and Seller will have no responsibility for it.

            (c) Buyer will bear and pay (i) all State or local government sales taxes incident to the transfer of the Interests to Buyer, (ii) all documentary, transfer and other State and local government taxes incident to the transfer of the Interests to Buyer and (iii) all costs or fees required to obtain consent to assign any operating agreement included in the Interests.

            (d) Except as specifically provided, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated will be paid by Seller or Buyer, as the case may be, depending upon which party incurred such costs and expenses.

     11.04  Waiver of the Deceptive Trade Practices - Consumer Protection Act

            Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of the Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Ann. Section 17.41 et seq. (Vernon 1987 and Supp. 1994) (the "DTPA"), or any similar statute of any jurisdiction, that may be applicable to the transactions contemplated hereby. Buyer hereby waives the applicability of the DTPA, or any similar statute, to this transaction and any and all rights, duties or remedies that might be imposed by the DTPA, or any similar statute, provided, however, Buyer does not waive Section 17.555 or the DTPA. Buyer represents , warrants and acknowledges that it is purchasing the assets covered hereunder for commercial or business use. Buyer further acknowledges, represents and warrants (i) that Buyer has assets of Five Million Dollars ($5,000,000.00) or more according to its most recent financial statement prepared in accordance with generally accepted accounting principals, (ii) that Buyer has knowledge and experience in financial and business matters that enable it to evaluate the merits and the risks of a transaction such as this and (iii) that Buyer is not in a significantly disparate bargaining position with the Seller. Buyer expressly acknowledges and recognizes that the price for which the Seller has agreed to sell the Interests and perform its obligations under the terms of this Agreement has been predicated upon the inapplicability of the DTPA, or any similar statute, and this waiver of the DTPA. BUYER FURTHER RECOGNIZES THAT THE SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS SECTION 11.04.





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
     11.05 Release of Judgment Lien(s). Seller hereby agrees that it shall, as to each of the Judgment Liens described in Article 2.11:

            (a) As soon as practical, but in no event later than sixty (60) days after Closing, apply for and prosecute with diligence at the appropriate court, pursuant to the provisions of Article 52.011 of the Texas Property Code, an order releasing such Judgment Lien, or to otherwise remove such Judgment Lien, as an encumbrance on the Interests; and/or

            (b) Obtain a release or removal of either of such Judgment Liens as an encumbrance on the Interests contemporaneously with and in the event that, after the execution of this Agreement, Seller, or any Affiliate of Seller, obtains a release or removal of either of such Judgment Liens from any other properties owned by Seller, or any of its Affiliates, in Webb or Zapata Counties, Texas.

     The undersigned have executed this Agreement as of the date first written above.


                                   TRANSTEXAS GAS CORPORATION



                                   By: /s/ ARNOLD H. BRACKENRIDGE
                                      -----------------------------------------
                                       Arnold H. Brackenridge
                                       President and Chief Operating
                                         Officer


                                   TRANSTEXAS TRANSMISSION
                                   CORPORATION



                                   By: /s/ ARNOLD H. BRACKENRIDGE
                                      -----------------------------------------
                                       Arnold H. Brackenridge
                                       President



                                   THE HOUSTON EXPLORATION COMPANY



                                   By: /s/ JAMES G. FLOYD
                                      -----------------------------------------
                                       James G. Floyd
                                       President and Chief Executive
                                         Officer

                                 APPENDIX A

                                 Definitions

            Capitalized terms used in this Agreement will have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement.

            Affiliate: A Person that, directly or indirectly, controls or is controlled by or is under common control with any other Person. For purposes of this definition, "control" signifies the possession of the power to direct the management and policies of an Entity, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise.

            Best Efforts: A party's best efforts in accordance with reasonable commercial practices and without the incurrence of unreasonable expense in the context of the transactions contemplated.

            Closing: The closing of the transactions contemplated by this Agreement.

            Closing Date:  The date of the Closing.

            Code:  The Internal Revenue Code of 1986, as amended.

            Confidentiality Agreement: The Confidentiality Agreement between Buyer and Seller relating to the Interests.

            Escrow Agent:  The bank designated as such in the Escrow Agreement.

            Escrow Fund: The amount placed in Escrow pursuant to the Escrow Agreement attached hereto as Exhibit D.

            Governmental Authority: The United States of America, any state, commonwealth, territory or possession of the United States and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.

            Hydrocarbons: Oil, gas, minerals and other gaseous and liquid hydrocarbons or any combination of the foregoing.

            Land:  The Lands covered by the Leases.

            Legal Requirements: Any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

            Material Adverse Effect: Any material adverse effect on the operation, value, or use of the Interests, taken as a whole.

            Person:  Any individual or Entity.

            Predecessor: The entity first acquiring title to an Interest as among Gasland, Inc., Good Hope Refineries, Inc., JRS Properties, Inc., JRS Realty, Inc., Laredo Exploration, Inc., Lynn Petroleum Storage & Transport Co., Inc., Southern Exploration and Production Corporation, Southern Gas Transmission Corporation, Southern Interoil Corp., Southern Petroleum Trading Company, Southern Pipeline Corporation; Southern States, Inc., Southern States Pipeline Corp., Southwest Texas Services, Inc., The GHR Companies, Inc., The Southern States Petroleum Partnership, TransAmerican Transmission Corporation, TransAmerican Pipeline Corporation, TransTexas Gas Corporation, TransTexas Transmission Corporation, GHR Energy Corporation, GHR Pipeline Corp., GHR Transmission Corp., Southern States Exploration, Inc. and TransAmerican Natural Gas Corporation or any Affiliate of them.

            Production Burdens: All royalty interests, overriding royalty interests, production payments, net profits interest or other similar interest that constitute a burden on, are measured by or are payable out of the production of Hydrocarbons or the proceeds realized from the sale or other disposition of Hydrocarbons.

            Purchase Price Adjustment Amount:  The net adjustment to the
Purchase Price to be made pursuant to Section     .

            Purchase Price Adjustment Schedule: A schedule of the Purchase Price Adjustment Amount (specifying whether the Purchase Price is to be increased or decreased by such amount), which will be prepared by Seller.

            Taxes: All Taxes (other than franchise, withholding, payroll and employment taxes based on income) which are based upon, measured by or imposed with respect to the ownership or operation of the Interests together with any interest on such taxes, any penalties, additions to tax or additional amounts with respect to such taxes and any interest in respect of such penalties, additions or additional amounts.





                                      A-2